EXECUTION VERSION

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered as of November 7, 2012, by and among EpiCept Corporation, a Delaware corporation (“Parent”), Epicept Israel Ltd., an Israeli company in incorporation (“Acquisition Subsidiary”), which shall be, following incorporation, a wholly owned subsidiary of Parent, and Immune Pharmaceuticals Ltd., an Israeli company (the “Company”).

WHEREAS, the Boards of Directors of each of Parent, Acquisition Subsidiary and the Company have, pursuant to the laws of their respective states of incorporation, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Acquisition Subsidiary with and into the Company (the “Merger”); and the Boards of Directors of each of the Company and Acquisition Subsidiary have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Subsidiary” shall have the meaning set forth in the Preamble.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purpose hereof the term “control” shall mean the holding of shares in excess of fifty percent (50%) of the voting securities of a corporate entity.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Amiket Transaction” shall mean a transaction for the sale or regional or global out-licensing of Amiket.

“Audited Financial Statements Date” shall have the meaning assigned to it in Section 3.6.

“Business” shall have the meaning assigned to it in Section 3.2.

“Business Day” means any day, other than a Saturday or Sunday, on which the national banks in New York, New York as a general matter are open for business for substantially all of their banking functions.

“Certificate of Merger” shall have the meaning assigned to it in Section 2.2.

“Charter Amendments” shall mean the proposed amendments to Parent’s Amended and Restated Certificate of Incorporation (i) to change the name of Parent to “Immune Pharmaceuticals Inc.” and (ii) to increase the number of authorized shares of Parent Common Stock following the Reverse Split, to an amount mutually agreed upon by Parent and the Company.

“Closing” shall have the meaning assigned to such term in Section 9.1.

“Closing Date” shall have the meaning assigned to such term in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to such term in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Founder Shares” means the Founder Shares of the Company, nominal value NIS 0.10 per share

“Company Shares” means, collectively, all of the issued and outstanding Company Ordinary Shares, Company Preferred Shares and Company Founder Shares.

“Company Option Plan” shall have the meaning set forth in Section 2.8(a).

“Company Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.10 per share.

“Company Preferred Shares” means the Series A Preferred Shares of the Company, nominal value NIS 0.10 per share.

“Company Warrants” shall mean all of the Company’s issued and outstanding warrants and options other than options issued under the Company Option Plan.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Eligible Market” means the OTC QX US and NASDAQ STOCKHOLM EXCHANGE.

“Environmental Laws” means any and all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning assigned to that term in Section 2.5(b).

“Excluded Parent Options and Warrants” shall have the meaning assigned to that term in Section 2.5(b).

“Existing Company Shareholders” means the holders of Company Shares immediately prior to the Merger Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied, as applicable, as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, including, without limitation, any such United States or Israeli authorities.

“Governmental Authorization” means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Investors” means the investors in the Private Placement.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“Laws” means any Israeli, federal, national, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Lead Investment Bank” shall mean ROTH Capital Partners, LLC.

“Letter of Transmittal” shall have the meaning assigned to it in Section 5.7.

“Libor” shall mean the applicable British Bankers Association Interest Settlement Rate for one year maturity for US dollars deposits displayed on the appropriate page of the Reuters screen as published on the first banking day following any relevant due date for payment under the loan, or if not so published, then by the Financial Times of London.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

“Losses” means any and all losses, claims, actions, damages, liabilities, penalties, fines, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys’ fees.“Market Price” shall have the meaning assigned to it in Section 2.5(d).

“Material Adverse Effect” means, with respect to any Person, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, business or results of operations of such Person, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, business or results of operations.

“Material Permits” means, with respect to any Person, all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct the business of such Person, the lack of which would have a Material Adverse Effect.

“Merger” shall have the meaning assigned to it in the Preamble.

“Merger Effective Time” shall have the meaning assigned to it in Section 2.2.

“Merger Shares” shall have the meaning assigned to it in Section 2.5(b).

“MidCap” means MidCap Financial, Inc.

“MidCap Commitment Letter” means the letter dated November 2, 2012 from MidCap to Parent, a copy of which has been provided to the Company, outlining the terms of MidCap’s proposed approval of this Agreement, the Merger and the transactions contemplated herein and its proposed amendment of the terms of the MidCap Loan.

“MidCap Loan” means the current secured loan of MidCap to Parent.

“MidCap Loan Agreement Amendment” means an amendment to the MidCap Loan substantially on the terms set forth in the MidCap Commitment Letter.

“Parent” shall have the meaning assigned to it in the Preamble.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent’s Specified Liabilities” as of the Merger Effective Time shall mean the sum of (i) Parent’s accounts payable, (ii) Parent’s accrued expenses (iii) commitments with respect thereto and (iv) the outstanding balance of principal and accrued interest and other fees owed by Parent to MidCap under the MidCap Loan, less (X) Parent’s cash on hand, and (Y) no more than $600,000 on account of the legal, accounting, proxy solicitation and investment banking fees and expenses relating to the transaction contemplated by this Agreement, and any placement agent fees relating to the Private Placement contemplated by this Agreement, all as of the Merger Effective Time and calculated according to US GAAP. Parent’s Specified Liabilities as of the date of the Agreement are as specified in Exhibit A attached hereto.

“Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

“Private Placement” means the offering of securities by Parent to the Investors in connection with the Merger and the transactions contemplated herein.

“Private Placement Memorandum” means the offering memorandum to be prepared by Parent, the Company and the Lead Investment Bank, in connection with the Private Placement.

“Private Placement Securities” means the securities of Parent to be issued in the Private Placement.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Reverse Split” means the reverse stock split of the Parent Common Stock in an amount to be mutually agreed upon by Parent and the Company, to be approved by Parent’s stockholders and effectuated prior to the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Surviving Corporation” shall have the meaning assigned to it in Section 2.1.

“Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.

“Tax” or “Taxes” means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by Israel, the United States (federal, state or local) or any other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Section 1.1502-6 of the Treasury Regulations promulgated under the Code; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns required to be supplied to a Tax authority relating to Taxes.

“Trading Day” means (a) any day on which the Parent Common Stock is listed or quoted and traded on the Eligible Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the Eligible Market, or (c) if trading ceases to occur on the Eligible Market, any Business Day.

“Trading Market” means any trading market of which the Parent Common Stock is listed or included for trading, including the Eligible Market.

“Transactions” means the Merger and the other transactions contemplated by or referenced in this Agreement.

“Transaction Form 8-K” shall have the meaning assigned to it in Section 5.4.

“Transaction Documents” means the Agreement and contracts, documents and instruments contemplated by or referenced in this Agreement.

ARTICLE II
THE MERGER

Section 2.1 Merger. Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Acquisition Subsidiary shall be merged with the Company in accordance with the Israeli Companies Law, the separate legal existence of Acquisition Subsidiary shall cease, and the Company shall (i) be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”); (ii) be governed and continue its corporate existence under the laws of the State of Israel; and (iii) succeed to and assume all of the rights and the properties and obligations of Acquisition Subsidiary and the Company in accordance with the Israeli Companies Law. With respect to references in this Agreement relating to any obligations or duties of the Company accruing after the Merger Effective Time, the usage of the defined term “Company” as opposed to “Surviving Corporation” shall not operate to negate any such obligation or duties.

Section 2.2 Merger Effective Time. The Merger shall become effective on the date and at the time that the Registrar of Companies of the State of Israel (the “Companies Registrar”) provides the Surviving Corporation with the certificate of merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”) after receipt from the Company and Acquisition Subsidiary of the Merger Proposal (as defined below) pursuant to Section 5.9. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Merger Effective Time.”

Section 2.3 Articles of Association; Directors and Officers.

(a) Articles of Association. The Company shall amend and restate its Articles of Association and such amended and restated Articles of Association shall be the Articles of Association of the Surviving Corporation (the “Company Articles”) from and after the Merger Effective Time until further amended in accordance with applicable Law.

(b) Directors and Officers. The directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Merger Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Articles of Association of the Surviving Corporation.

Section 2.4 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Acquisition Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Manner and Basis of Converting Shares.

(a) Acquisition Subsidiary Ordinary Share Conversion. At the Merger Effective Time, each ordinary share of Acquisition Subsidiary that shall be outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one ordinary share of the Surviving Corporation, so that at the Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Conversion of Company Shares. At the Merger Effective Time the Company Shares held by Existing Company Shareholders prior to the Merger Effective Time shall be converted, on a pro rata basis, into the right to receive such number of shares of Parent Common Stock, which together with securities of Parent issued in exchange of the Company Options and the Company Warrants and in accordance with Section 2.8 and securities of Parent reserved in accordance with Section 2.8, shall constitute in the aggregate, 77.5% of the issued and outstanding share capital of the Parent upon the Merger Effective Time, calculated on a fully-diluted basis immediately after the Merger Effective Time, except that any shares of Parent Common Stock issuable upon the exercise or conversion of (i) all outstanding stock options and warrants of Parent with an exercise or conversion price of $0.60 or more, on a pre-Reverse Split basis (the “Excluded Parent Options or Warrants”) and (ii) any Private Placement Securities, shall not be included in such fully-diluted calculations (the “Adjusted Fully Diluted Parent Capitalization”), subject to the provisions of Section 2.5(d). Without derogating from the above, it is clarified that any Private Placement Securities converted into shares of Parent Common Stock following the date of this Agreement will dilute the Existing Company Shareholders and the stockholders of Parent on a pro rata basis. Additionally, the number of shares of Parent Common Stock issuable upon conversion of the Company Shares and upon the subsequent exercise of the Company Options and the Company Warrants, will be increased proportionately by 1% for each $400,000 by which Parent’s Specified Liabilities at the Merger Effective Time exceed $6,800,000 (provided, however, that if the Closing has not occurred on or prior to March 31, 2013, the $6,800,000 threshold shall be increased on April 1, 2013 by $400,000, less any gross proceeds received by Parent from the sale in the Private Placement of equity securities, and shall increase on the first day of each successive month by an additional $400,000, less the proceeds received by Parent from the sale of such equity securities during the prior month (the “Adjustment”). In the event that Parent’s Specified Liabilities at the Closing exceed $9,000,000 (as increased after March 31, 2013 by an amount equal to one-half of the Adjustment), the Company shall be entitled to terminate the Agreement. Any Private Placement Securities converted into shares of Parent Common Stock following the Closing will dilute the Existing Company Shareholders and the stockholders of Parent on a pro rata basis. The exact exchange ratio shall be computed immediately prior to the Merger Effective Time (“Exchange Ratio”). All of the shares of Parent Common Stock issuable pursuant to this Section 2.5(b) (other than those issuable upon conversion or exercise of the Private Placement Securities) are referred to herein collectively as the “Merger Shares”. The Company shall provide Parent with a schedule seven (7) days prior to the Closing (subject to any sales during such seven (7) day period, in which case the Company will provide to Parent an updated schedule), setting forth the name of each holder of Company Shares entitled to receive Parent Common Stock and the number of shares of such Parent Common Stock to be received (on a post Reverse Split basis), and Parent shall be entitled to rely upon such schedule in issuing the Merger Shares.

(c) Other Securities. Each of the Company Shares held in the treasury of the Company, if any, each share of any other class of shares of the Company (other than the Company Shares), if any, any debt or other securities convertible into or exercisable for the purchase of the Company Shares, if any (subject to the provisions of Section 2.8), and securities of the Company held by Parent and/or Acquisition Subsidiary, if any, issued and outstanding immediately prior to the Merger Effective Time shall be canceled without payment of any consideration therefor and without any conversion thereof.

(d) Issuance of Additional Merger Shares. Notwithstanding the provisions of Section 2.5(b), if the Market Price (defined herein) of Parent’s Common Stock exceeds the exercise price of any Excluded Parent Option or Warrant for a period of (i) 20 consecutive trading days, or (ii) 30 trading days out of 60 trading days or (iii) one half of the trading days remaining on the term of any Excluded Parent Option or Warrant (if the remaining term of such Excluded Parent Option or Warrant is less than 90 days) or (iv) any Excluded Parent Option or Warrant is exercised, then such Excluded Parent Option or Warrant (an “In-the-Money Option or Warrant”) shall be retroactively included in the Adjusted Fully Diluted Parent Capitalization, and the Exchange Ratio shall be adjusted accordingly. As a result of such adjustment to the Exchange Ratio, Parent shall promptly issue and deliver to those Persons who were Existing Company Shareholders as of the Closing Date, on a pro rata basis, an additional number of shares of Parent Common Stock as would maintain the same percentage ownership of the Parent by such Existing Company Shareholders as of the Closing Date, had such In-the-Money Options or Warrants been included in the Adjusted Fully Diluted Parent Capitalization at such time. For purposes of this Section 2.5(d), “Market Price” shall mean the closing price of the Parent Common Stock as quoted on the OTC QX US, or if subsequently listed on the NASDAQ or the NYSE MKT, on such markets.

Section 2.6 Surrender and Exchange of Securities. (a) As soon as practicable after the Merger Effective Time and upon (i) surrender of a certificate or certificates representing the Company Shares that were outstanding immediately prior to the Merger Effective Time to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof) (each a “Certificate”) and (ii) delivery to Parent of an executed Letter of Transmittal (as described in Section 5.7), Parent shall deliver to the record holder of the Company Shares surrendering such certificate or certificates, a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such shareholder representing the number of shares of Parent Common Stock to which such holder is entitled under Section 2.5, including any cash paid in lieu of any fractional shares pursuant to Section 2.6(c). In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon delivery by the holder thereof at the Closing, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. As of the Merger Effective Time, each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Merger Effective Time represented any outstanding Company Share shall be deemed at and after the Merger Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 2.5 for the holder thereof.

(b) Transfer Books; No Further Ownership Rights in Company Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid in lieu of any fractional shares pursuant to Section 2.6(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates, and at the Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of Certificates that evidenced ownership of the Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(c) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate (or evidence of such shares in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after aggregating all shares of Parent Common Stock into which the Company Shares held at the Merger Effective Time by such holder are exchangeable) would otherwise be entitled by the closing price of a share of Parent Common Stock on the OTC QX US on the date immediately preceding the Closing , adjusted for the Reverse Split (such closing price, as Reverse Split adjusted, referred to as the “Ratio”).

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to such Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Shares and cash in lieu of any fractional shares of Parent Common Stock to which such Person would be entitled pursuant to Section 2.6(c), in each case pursuant to this Agreement.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Surviving Corporation shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock, in each case required to be delivered and delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding. Notwithstanding any provision of this Agreement to the contrary, Parent shall be entitled to deduct and withhold from any cash amounts payable, or shares of Parent Common Stock issuable, pursuant to this Agreement to any Company shareholder or holder of the Company Options, such amounts or shares as may be required, under the Israeli Income Tax Ordinance or any other Tax law, to be deducted and withheld with respect to the issuance of shares of Parent Common Stock and options. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the respective Company shareholder or holder of Company Options. Notwithstanding the foregoing, Parent shall not so withhold any amounts if a person entitled to payment under this Agreement (x) is exempt from withholding by virtue of an Israeli Income Tax Ruling or (y) has provided to Parent a Valid Certificate at least three (3) Business Days prior to the Closing Date. A “Valid Certificate” shall be a certificate or ruling issued by the Israeli Tax Authority which is sufficient to enable Parent to conclude, in its sole discretion, that no withholding of Israeli Tax is required with respect to the payment to such shareholder or holder of Company Options. Notwithstanding the foregoing, Parent shall not be obligated to issue any shares to any Company shareholder or holder of Company Options unless such person has (1) provided to the Company a Valid Certificate, (2) is exempt from withholding by virtue of an Israeli Income Tax Ruling or (3) has paid to the Company the Israeli Tax that should be withheld in connection with the issuance of Parent Common Stock and grant of options under this Agreement.

Section 2.7 Parent Common Stock. Parent agrees that it will issue the Merger Shares into which the Company Shares are converted at the Merger Effective Time pursuant to Section 2.5 to the respective holder under Section 2.5 and will pay any cash amount in lieu of any fractional shares as set forth in Section 2.6(c).

Section 2.8 Company Options; Company Warrants.

(a) Before the Closing, the Company Board shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding options of the Company to purchase Company Ordinary Shares under the Company’s Share Ownership and Option Plan (2011) (“Company Options” and “Company Option Plan”), whether vested or unvested, as necessary to provide that, at the Merger Effective Time, each Company Option outstanding immediately prior to the Merger Effective Time shall be assumed and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Options and the Company Option Plan, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of Company Ordinary Shares subject to the Company Options by the Exchange Ratio (each, as so converted, an “Assumed Option”), and the exercise price for each Company Option shall be adjusted by multiplying it by the quotient obtained by dividing (A) 1, by (B) the Exchange Ratio. The adjusted exercise price will also be converted into US dollars from New Israeli Shekels (“NIS”), based on the exchange rate on the date of such conversion; and

(ii) make such other changes to the Company Option Plan as appropriate to give effect to the Merger and any rulings or tax benefits of Israeli tax authorities with respect to the Assumed Options, including the Israeli Income Tax Ruling referred to below.

(b) At the Merger Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Option Plan with the result that all obligations of the Company under the Company Option Plan, including with respect to Company Options outstanding at the Merger Effective Time, shall become the obligations of Parent following the Merger Effective Time, entitling the holders thereof to the Assumed Options referred to in Section 2.8(a).

(c) As soon as practicable after the Merger Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights under the Assumed Options subject to the adjustments required and limitations imposed by Section 2.8(a).

(d) Except as otherwise contemplated by Section 2.8 and except to the extent required under the respective terms of the Company Options, all restrictions or limitations on transfer and vesting with respect to Company Options awarded under the Company Option Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Assumed Options after giving effect to the Merger and any rulings of Israeli tax authorities as set forth in Section 2.8(a).

(e) Each Company Warrant shall similarly be assumed by Parent and amended and converted into the right to acquire upon exercise thereof the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of Company Ordinary Shares issuable upon the exercise of each Company Warrant by the Exchange Ratio, and the exercise price for each Company Warrant shall be adjusted by multiplying it by the quotient obtained by dividing (A) 1, by (B) the Exchange Ratio. The adjusted exercise price will also be converted into US dollars from NIS, based on the exchange rate on the date of such conversion.

Section 2.9 Further Assurances. From time to time, from and after the Merger Effective Time, as and when requested by Parent or its respective successors or assigns, the proper officers and directors of the Company or Acquisition Subsidiary (as applicable) in office immediately prior to the Merger Effective Time shall, for and on behalf and in the name of the Company or Acquisition Subsidiary (as applicable), execute and deliver all such deeds, bills of sale, assignments and other instruments and take or cause to be taken such further actions as Parent or its respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company and the Acquisition Subsidiary or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Company to Parent and Acquisition Subsidiary, as of the date hereof (the “Company Disclosure Schedules”). For purposes of this Article III, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer of the Company and founder of the Company Dr. Daniel Gedeon Teper , as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate officers and employees (whether current or former), agents and affiliates of the Company with respect to the matter in question.

Section 3.1 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, company, association, limited liability company or other business entity. Except as set forth on Schedule 3.1 of the Company Disclosure Schedules, the Company is not a party to, or a participant in, any joint venture, partnership or similar arrangement, including strategic relationships to develop or promote the Company’s products and services, which relationships are conducted through contractual relationships between the Company and third parties, but do not involve any interest of the Company in any separate legal entities.

Section 3.2 Organization and Qualification. The Company is duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business (the “Business”) as now conducted. Except as set forth on Schedule 3.2 of the Company Disclosure Schedules, the Company is duly qualified to transact business under the laws of the State of Israel and in such other jurisdictions where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary and has not taken any action or failed to take any action, which action or failure, as applicable, are reasonably expected to interfere in any material respect with, preclude or prevent the Company from carrying on its Business as now conducted. The Company is not in default with respect to the Company Articles.

Section 3.3 Capitalization.

(a) The registered share capital of the Company as of the date hereof consists of NIS 10,000,000 divided into: 92,500,000 Ordinary Shares, 3,000,000 Preferred A Shares and 4,500,000 Founder Shares.

(b) The issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid, non-assessable, and have been issued in compliance with the Israeli Securities Law, 1968, other applicable securities laws, and the rules and regulations promulgated thereunder. The issued and outstanding share capital of the Company, on a fully diluted basis, including a true and correct list of the holders (beneficially and of record) of shares or rights (vested or contingent) to acquire shares in the Company dated as of the date hereof is as set forth in Schedule 3.3 of the Company Disclosure Schedules.

(c) Except: (i) as set forth in this Agreement and as specified in Schedule 3.3 of the Company Disclosure Schedules; and (ii) as set forth in the Articles, the Company is not a party or subject to any agreement or understanding with respect to any security of the Company and there are no outstanding options, warrants, convertible securities, rights (including registration rights, voting rights, conversion or preemptive rights and rights of first refusal), or agreements of any kind for the purchase or acquisition of securities from the Company.

(d) The Company has provided to Parent a true and correct copy of the Company Option Plan. True and correct copies of all Company Options and Company Warrants were provided to Parent.

(e) Except as set forth in the Company Articles and as specified in Schedule 3.3 of the Company Disclosure Schedules, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any other persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director or shareholder of the Company.

(f) Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, there is no share option plan, share purchase, option or other right, or any agreement or understanding, between the Company and any holder of its securities (or of any right to obtain a security), or to the Company’s knowledge, any agreement or understanding between shareholders of the Company that (i) provides for redemption, acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, as a result of any merger, consolidation, sale of shares or assets, change in control or similar transaction in respect of the Company or (ii) that relates to the acquisition (including, without limitation, through anti-dilution, conversion, preemptive (contractual or otherwise) or similar rights), disposition or registration for the public sale of any securities of the Company. Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, the Company does not have any right to purchase or otherwise acquire from any third party (including, without limitation, employees, officers, directors, consultants and business parties) shares of the Company or rights to acquire the same.

(g) The options granted by the Company and which are classified by the Company as issued pursuant to Section 102(b)(2) of the Israeli Income Tax Ordinance comply in full with all requirements of such Section 102(b)(2), the regulations promulgated thereunder and all guidance and publications issued by the Israeli Tax Authority.

Section 3.4 Authorization. Except as set forth on Schedule 3.4 of the Company Disclosure Schedules, all corporate action on the part of the Company, its officers and directors necessary for: (i) the due authorization, execution and delivery of this Agreement; and (ii) the performance of all obligations of the Company hereunder has been taken as of the date hereof, except as set forth in Section 5, 6 and 9. All corporate action on the part of the Company’s shareholders necessary for the due authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been or will be taken prior to or upon the Closing. The Company has obtained the written consent of Daniel Teper, Serge Goldner and Jean Kadouche, approving the Merger and the transactions contemplated by this Agreement, subject to the terms hereof, and the Company’s decision to pursue the Closing and has provided copies of such consents to Parent. On or before December 15, 2012, the Company will obtain the additional consents approving the Merger of those other holders of Company Shares who hold greater than 50% of each other class of issued and outstanding Company Shares and will provide copies of such consents to Parent (the “Additional Consents”). This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of the Company, (i) subject, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally, (ii) subject to a court’s discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli securities laws or unenforceable as against public policy.

Section 3.5 Compliance with Other Instruments; No Conflict. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, the Company is not in violation or breach of, conflict with, or in default under (with or without the passage of time or the giving of notice or both) any provision of (a) the Company Articles or (b) any mortgage, indenture, lease, license or any other agreement or instrument, judgment, order, writ or decree to which it is a party or by which it or its properties is bound, or, any statute, rule or regulation applicable to it or its properties, except, in the case of clause (b) above for such possible violations, breaches, conflicts or defaults which could not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not, to the Company’s knowledge, result in any such violation, breach, conflict or default or result in the creation of any Lien upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise, permit, license, authorization or approval applicable to the Company or the Business which individually or in the aggregate (a) could reasonably be expected to have a Material Adverse Effect on the Company; or (b) prevent or materially delay the consummation of the transactions contemplated hereby; or (c) require any consent, approval, authorization, permit or filing with or notification to any Governmental Authority other than as set forth in the Conditions to Closing in Section 6 hereof.

Section 3.6 Absence of Changes. Since December 31, 2011, except as disclosed in Schedule 3.6 of the Company Disclosure Schedules or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities or Indebtedness that has had or could result in a Material Adverse Effect other than (A) trade payables and expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its audited financial statements, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any of its share capital and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to an existing Company Option Plan. Set forth on Schedule 3.6 of the Company Disclosure Schedules is a list of all Options issued, including the identity of the persons to whom such Options were issued and the exercise prices thereof. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

Section 3.7 Absence of Litigation.

(a) There is no action, suit, claim or Proceeding pending, or to the knowledge of the Company currently threatened, against the Company, and the Company is not aware of any event or circumstance that may form a basis for any such action, suit, claim or Proceeding other than those set forth on Schedule 3.7(a) of the Company Disclosure Schedules that might result, either individually or in the aggregate, in any Material Adverse Effect. The foregoing includes, to the Company’s knowledge, actions, suits, claims or Proceedings pending or threatened against the Company (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.

(b) Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedules, the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority that might, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) There is no action, suit, claim or Proceeding by the Company that is currently pending or that the Company intends to initiate.

(d) There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.

Section 3.8 Compliance. The Company, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body or (iii) is not or has not been in violation of any statute, rule or regulation of any Governmental Authority.

Section 3.9 Title to Assets. The Company does not own any real property and has good and marketable title in all personal property owned by the Company that is material to the Business, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases of which the Company is in material compliance.

Section 3.10 Proprietary Rights. Except as disclosed in Schedule 3.10 of the Company Disclosure Schedules, the Company does not have any knowledge of, and the Company has not received any notice of, any pending conflicts with or infringement of the rights of others with respect to any patents, patent applications, inventions, trademarks, trade names, applications for registration of trademarks, service marks, service mark applications, copyrights, know-how, manufacturing processes, formulae, trade secrets, licenses and rights in any thereof which are material to the Business, as now conducted or as proposed to be conducted (herein called the “Company Proprietary Rights”). No action, suit, arbitration or legal, administrative or other Proceeding is pending or, to the Company’s knowledge, threatened which involves any Company Proprietary Rights. The Company is not subject to any judgment, order, writ, injunction or decree of any court or any local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, and the Company has not entered into nor is the Company a party to any contract which restricts or impairs the use of any such Company Proprietary Rights in a manner which could have a Material Adverse Effect. To the Company’s knowledge, the Company owns or licenses all the Company Proprietary Rights which are necessary for the Business as now conducted and as contemplated to be conducted, and has the right to use such Company Proprietary Rights without payment to a third party, other than in respect of the licenses disclosed in Schedule 3.10 of the Company Disclosure Schedules. Except as disclosed in Schedule 3.10 of the Company Disclosure Schedules, the Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of the Company. Except as disclosed in Schedule 3.10 of the Company Disclosure Schedules, the Company does not have any obligation to compensate any person for the use of any Company Proprietary Rights nor has the Company granted to any person any license or other rights to use in any manner any Company Proprietary Rights of the Company. Except as disclosed in Schedule 3.10 of the Company Disclosure Schedules, all of the issued patents included in the Company Proprietary Rights are valid and enforceable. To the best of the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Company Proprietary Rights owned, in whole or in part, by the Company, has performed services for or was an employee of the government, university, college, or other educational institution or research center (each, an “Institution”) during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or during the time such employee, consultant or independent contractor invented, created or developed any of the Company Proprietary Rights owned, in whole or in part, by the Company. To the extent the representation in the previous sentence cannot be made with respect to any Institution, the Company has received a waiver from such Institution of any claim to the Company Proprietary Rights.

Section 3.11 Insurance. The Company maintains third party liability, fire, theft, equipment and employee claim insurance and such other customary insurance policies of types and in amounts as necessary to conduct its Business.

Section 3.12 Permits. Except as set forth on Schedule 3.12 of the Company Disclosure Schedules, the Company has all Material Permits necessary for the conduct of the Business as now conducted. The Company is not in material breach of or default under any of such Material Permits.

Section 3.13 Interested and Related-Party Transactions. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules, no shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted to (or committed to make loans or extend or guarantee credit of) any of them. Except as set forth in Schedule 3.13 of the Company Disclosure Schedules, to the Company’s knowledge, no shareholder, officer or director of the Company (i) has any direct or indirect interest in any contract to which the Company is a party or by which it or its properties may be bound or affected, (ii) has any direct or indirect interest in any entity which transacts business with the Company, (iii) has a direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its Business or (iv) owns any asset used by the Company in connection with its Business.

Section 3.14 Employee Relations.

(a) The Company is not a party to any collective bargaining agreement, nor does the Company employ any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. The Company is in compliance with all applicable laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. There are no material complaints or charges against the Company pending or, to the knowledge of the Company, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company of any individual.

(b) With respect to employees of the Company who reside or work in Israel (each an “Israeli Employee”), except as set forth in Schedule 3.14 of the Company Disclosure Schedules, the Company has complied in all material respects with all legal requirements relating to employment, wages, severance, hours, benefits, pensions, the payment of national insurance and the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from Israeli Employees. The Company is not liable for the payment of any damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

Section 3.15 Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws applicable to the Company, (ii) has received all permits, licenses or other approvals required of the Company under applicable Environmental Laws to conduct the Business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16 Tax Status. The Company has timely made or filed all material income and all other tax returns, reports and declarations required by any taxing authority to which it is subject (unless and only to the extent that the Company is contesting in good faith such unpaid and unreported taxes and has set aside on its respective books provisions reasonably adequate for the payment of all such unpaid and unreported taxes), all such tax returns have been prepared in compliance with all applicable Laws and all such tax returns are true, accurate and complete in all respects. The Company has timely paid all taxes and other governmental assessments and charges, that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, other than those incurred in the ordinary course of business and liabilities which are reflected in the Company Financial Statements. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Israeli, foreign, federal, state or local tax. None of the Company’s tax returns are presently being audited or the subject of any action, suit or Proceeding by any taxing Governmental Authority, and, to the best of the Company’s knowledge, no such audit, action, suit or Proceeding is being threatened against the Company by such taxing Governmental Authority. The Company has made available to Parent true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after September 2010, and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Company. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of the Company. The Company is not a party to or bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

Section 3.17 [Reserved].

Section 3.18 Manipulation of Price. The Company has not, and, to its knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of Parent Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any shares of Parent Common Stock or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any shares of Parent Common Stock.

Section 3.19 Material Agreements. A list of all oral and written material agreements of the Company is set forth on Schedule 3.19 of the Company Disclosure Schedules, with “material” in this context meaning any agreement of the Company requiring payment or the performance of services or delivery of goods having a value of at least $10,000 per year (each a “Material Agreement”). The Company, to the extent applicable, and to the Company’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any Material Agreement. The Company has no knowledge of any breach or anticipated breach by the other party to any Material Agreement to which the Company is a party. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, the Company has not received any other grants, incentives and subsidies, or submitted applications therefor from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency.

Section 3.20 Office of Chief Scientist; Grants. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, the Company has satisfied all conditions and requirements of the instruments of approval granted to it by the Office of Chief Scientist of the Israeli Ministry of Industry and Trade (the “OCS”) and any applicable laws and regulations, including the Law for the Encouragement of Industrial Research and Development, 1984, with respect to any research and development grants given to it by such office, except to the extent that noncompliance with the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby. All information supplied by the Company with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities.

Section 3.21 Disclosure. All disclosures provided by the Company to Parent and Acquisition Subsidiary regarding the Company, the Business and the transactions contemplated hereby, including the Company Disclosure Schedules, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date hereof.

Section 3.22 Consents. Except as set forth in Schedule 3.22 of the Company Disclosure Schedules, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Government Authority, or any other Person, is required in connection with the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, except any filing required any applicable securities laws or regulations or as set forth herein.

Section 3.23 Broker’s and other Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.24 Application of Takeover Protections. Except as described in Schedule 3.24 of the Company Disclosure Schedules, to the knowledge of the Company, there are no Takeover Protections that are or could become applicable to the Company as a result of the Company, Parent and Acquisition Subsidiary fulfilling their obligations or exercising their rights under the Transaction Documents.

Section 3.25 Financial Statements.

(a) The Company has agreed to use its best efforts to deliver to Parent on or before January 31, 2013, copies of: the balance sheets of the Company and the statements of operations, and changes in shareholders’ equity and cash flows and the unaudited balance sheets of the Company and the unaudited statements of operations, and shareholders’ equity and cash flows, in each case, through September 30, 2012, required for the proxy statement or Registration Statement on Form S-4 (collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes) will be prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto), and will present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company’s operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

(b) The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements.

Section 3.26 Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.27 OFAC. The Company (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order or (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.28 Patriot Act. Assuming the foregoing were applicable to the Company, the Company would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND ACQUISITION SUBSIDIARY

Each of Parent and Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by Parent and Acquisition Subsidiary to the Company, as of the date hereof (the “Parent Disclosure Schedules”). For purposes of this Article IV, the phrase “to the knowledge of Parent and Acquisition Subsidiary” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Parent and Acquisition Subsidiary, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate officers and employees (whether current or former), agents and affiliates of Parent with respect to the matter in question. Any representations and warranties by or relating to Acquisition Subsidiary shall be deemed to be effective as of the date of the ratification notice it provides to the Company pursuant to the provisions of Section 6.3(d)(iv) hereof.

Section 4.1 Subsidiaries. Except as set forth in the SEC Reports (defined herein) or on Schedule 4.1 of the Parent Disclosure Schedules and except for Parent’s 100% interest in Acquisition Subsidiary, neither Parent nor Acquisition Subsidiary owns or controls, directly or indirectly, any interest in any other corporation, partnership, company, association, limited liability company or other business entity. Except as set forth in the SEC Reports or on Schedule 4.1 of the Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary is a party to, or a participant in, any joint venture, partnership or similar arrangement, including strategic relationships to develop or promote Parent’s and/or Acquisition Subsidiary’s products and services, which relationships are conducted through contractual relationships between Parent or Acquisition Subsidiary and third parties, but do not involve any interest of Parent or Acquisition Subsidiary in any separate legal entities. Acquisition Subsidiary is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.2 Organization, Good Standing and Qualification. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now conducted. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Acquisition Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect on Parent and/or Acquisition Subsidiary. Parent is not in default with respect to its Amended and Restated Certificate of Incorporation (as may be amended or supplemented from time to time, the “Parent Articles”). Acquisition Subsidiary is not in default with respect to its Articles of Association (as may be amended or supplemented from time to time, the “Sub Articles”). Complete and correct copies of the Parent Articles and Sub Articles were provided to Company.

Section 4.3 Authorization. The Agreement has been duly approved by the board of the directors of the Acquisition Subsidiary and the shareholders of the Acquisition Subsidiary and has been duly approved by the board of directors of the Parent. Except for the approval of the Reverse Split and the Charter Amendments by the stockholders of Parent, all other corporate action on the part of each of Parent and Acquisition Subsidiary, its officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and/or Acquisition Subsidiary hereunder has been taken as of the date hereof. All corporate action on the part of the stockholders of each of Parent and Acquisition Subsidiary necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and/or Acquisition Subsidiary hereunder has been taken or will be taken prior to the Closing. This Agreement has been duly executed by each of Parent and Acquisition Subsidiary and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of both Parent and Acquisition Subsidiary, (i) subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors’ rights generally, (ii) subject to a court’s discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli or United States securities laws or unenforceable as against public policy.

Section 4.3A Compliance with Other Instruments; No Conflict. Except as set forth in Schedule 4.3A of the Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary is in violation or breach of, conflict with, or in default under (with or without the passage of time or the giving of notice or both) any provision of (a) the Parent Articles or Acquisition Subsidiary Articles, as applicable, or (b) any mortgage, indenture, lease, license or any other agreement or instrument, judgment, order, writ or decree to which it is a party or by which it or its properties is bound, or, any statute, rule or regulation applicable to it or its properties, except, in the case of clause (b) above for such possible violations, breaches, conflicts or defaults which could not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Schedule 4.3A of the Parent Disclosure Schedules, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not, to either Parent’s or Acquisition Subsidiary’s knowledge, result in any such violation, breach, conflict or default or result in the creation of any Lien upon any assets of Parent and/or Acquisition Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise, permit, license, authorization or approval applicable to Parent, Acquisition Subsidiary or any of their respective businesses which individually or in the aggregate (a) could reasonably be expected to have a Material Adverse Effect on the Parent and/or Acquisition Subsidiary; (b) prevent or materially delay the consummation of the transactions contemplated hereby; or (c) require any consent, approval, authorization, permit or filing with or notification to any Governmental Authority other than as set forth in the Conditions to Closing in Section 6 hereof.

Section 4.4 Authorized Securities. The Merger Shares shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Assumed Options and any warrants or options issued by Parent in exchange for the Company Warrants shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock issued upon the exercise thereof according to the terms thereof will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

Section 4.5 Capitalization. The authorized share capital of Parent and Acquisition Subsidiary is as set forth on Schedule 4.5 of the Parent Disclosure Schedules.

Section 4.5A Valid Issuance.

(a) The issued and outstanding capital stock of Parent have been duly authorized and issued, are fully paid and non-assessable, and have been issued in compliance with applicable securities laws. The issued and outstanding capital stock of Parent, on a fully diluted basis, is as set forth in Schedule 4.5A(a) of the Parent Disclosure Schedules, and a true and correct list of the record holders of shares or rights (vested or contingent) to acquire shares in Parent will be provided to the Company within ten days from the date hereof. All issued and outstanding share capital of Acquisition Subsidiary has been duly authorized and issued, is fully paid and non-assessable, and has been issued in compliance with Israeli securities laws. All issued and outstanding share capital of Acquisition Subsidiary, on a fully diluted basis, is held by Parent immediately prior to the Closing. As of the Closing and at the Company’s election, Parent either will assume the Company Option Plan or modify its existing stock option plan to accommodate any tax or regulatory issues affecting employees of or consultants to the Company who reside in Israel, and Parent will, prior to the Closing, reserve sufficient number of shares of Parent Common Stock available for issuance upon the exercise of the Assumed Options, any warrants or options issued in exchange for the Company Warrants or as otherwise undertaken by Parent to be issued following the Closing.

(b) Except: (i) as set forth in this Agreement and as specified in Schedule 4.5A(b) of the Parent Disclosure Schedules; and (ii) as set forth in the Parent Articles, the Parent is not a party or subject to any agreement or understanding with respect to any security of the Parent and there are no outstanding options, warrants, convertible securities, rights (including registration rights, voting rights, conversion or preemptive rights and rights of first refusal), or agreements of any kind for the purchase or acquisition of securities from the Parent.

(c) Parent has provided to the Company a true and correct copy of the Parent Option Plan. True and correct copies of all Parent Options and Parent Warrants were provided to the Company.

(d) Except as set forth in the Parent Articles and as specified in Schedule 4.5A(d) of the Parent Disclosure Schedules, the Parent is not a party or subject to any agreement or understanding, and, to the Parent’s knowledge, there is no agreement or understanding between any other persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director or shareholder of the Parent.

(e) Except as set forth on Schedule 4.5A(e) of the Parent Disclosure Schedules, there is no share option plan, share purchase, option or other right, or any agreement or understanding, between the Parent and any holder of its securities (or of any right to obtain a security), or to the Parent’s knowledge, any agreement or understanding between stockholder of the Parent that (i) provides for redemption, acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, as a result of any merger, consolidation, sale of shares or assets, change in control or similar transaction in respect of the Parent or (ii) that relates to the acquisition (including, without limitation, through anti-dilution, conversion, preemptive (contractual or otherwise) or similar rights), disposition or registration for the public sale of any securities of the Parent. Except as set forth on Schedule 4.5A(e) of the Parent Disclosure Schedules, the Parent does not have any right to purchase or otherwise acquire from any third party (including, without limitation, employees, officers, directors, consultants and business parties) securities of the Parent or rights to acquire the same.

Section 4.6 SEC Reports; Financial Statements. Parent has duly filed all reports required to be filed by it under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials (together with any materials filed by Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth on Schedule 4.6 of the Parent Disclosure Schedules, all material agreements to which Parent or Acquisition Subsidiary is a party or to which the property or assets of Parent or the Acquisition Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

Section 4.7 Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Schedule 4.7 of the Parent Disclosure Schedules or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Parent, (ii) Parent has not incurred any material liabilities or Indebtedness that has had or could result in a Material Adverse Effect other than (A) trade payables and expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP, (iii) Parent has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities to any officer, director or affiliate except pursuant to Parent Option Plan. Set forth in Schedule 4.7 of the Parent Disclosure Schedules is a list of all Parent’s options issued and currently outstanding, including the identity of the persons to whom such options were issued and the exercise prices thereof. Parent has not taken any steps to seek protection pursuant to any bankruptcy law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

Section 4.8 Absence of Litigation.

(a) There is no action, suit, claim or proceeding pending, or to the knowledge of Parent currently threatened, against Parent and/or Acquisition Subsidiary, and Parent is not aware of any event or circumstance that may form a basis for any such action, suit, claim, Proceeding, other than those set forth on Schedule 4.8(a) of the Parent Disclosure Schedules. The foregoing includes, to Parent and/or Acquisition Subsidiary’s knowledge, actions, suits, claims or proceedings pending or threatened against Parent and/or Acquisition Subsidiary (or any basis therefor known to Parent and/or Acquisition Subsidiary) involving the prior employment of any of Parent’s and/or Acquisition Subsidiary’s employees, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers. There are no material complaints or charges against the Parent pending or, to the knowledge of the Parent, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Parent of any individual.

(b) To Parent’s and/or Acquisition Subsidiary’s knowledge, neither Parent nor Acquisition Subsidiary is party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority other than those set forth on Schedule 4.8(b) of Parent Disclosure Schedules.

(c) There is no action, suit, claim or proceeding by Parent and/or Acquisition Subsidiary that is currently pending or that Parent and/or Acquisition Subsidiary intends to initiate.

(d) To Parent’s and/or Acquisition Subsidiary’s knowledge, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and/or Acquisition Subsidiary, threatened, that questions the validity of this Agreement or the right of Parent and/or Acquisition Subsidiary to enter into this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8A Compliance. Except as disclosed on Schedule 4.8A, neither Parent nor Acquisition Subsidiary, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has Parent and/or Acquisition Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body or (iii) is or has not been in violation of any statute, rule or regulation of any Governmental Authority. Parent is in compliance with all applicable requirements of Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.9 Title to AssetsSection 4.10 . Except as disclosed on Schedule 4.9 of the Parent Disclosure Schedule, each of Parent and Acquisition Subsidiary has good and marketable title in all personal property owned by either Parent and/or Acquisition Subsidiary that is material to the business, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Except as disclosed on Schedule 4.9 of the Parent Disclosure Schedule, any real property and facilities held under lease by the either Parent and/or Acquisition Subsidiary are held by the Parent and/or Acquisition Subsidiary (as applicable) under valid, subsisting and enforceable leases of which Parent and/or Acquisition Subsidiary (as applicable) is in material compliance As of the date hereof, other than as specifically disclosed in the SEC Reports and those liabilities related to this Agreement set forth on Schedule 4.9 of the Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary has any direct or indirect liability, indebtedness or obligation (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).

Section 4.10 Proprietary Rights. The Parent and/or Acquisition Subsidiary does not have any knowledge of, and the neither Parent nor Acquisition Subsidiary has received any notice of, any pending conflicts with or infringement of the rights of others with respect to any patents, patent applications, inventions, trademarks, trade names, applications for registration of trademarks, service marks, service mark applications, copyrights, know-how, manufacturing processes, formulae, trade secrets, licenses and rights in any thereof which are material to the Business, as now conducted or as proposed to be conducted (herein called the “Parent Proprietary Rights”). No action, suit, arbitration or legal, administrative or other Proceeding is pending or, to Parent’s and/or Acquisition Subsidiary’s knowledge, threatened which involves any Parent Proprietary Rights. Neither Parent nor Acquisition Subsidiary is subject to any judgment, order, writ, injunction or decree of any court or any local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, and the Neither Parent nor Acquisition Subsidiary has entered into or is a party to any contract which restricts or impairs the use of any such Parent Proprietary Rights in a manner which could have a Material Adverse Effect. To Parent’s and/or Acquisition Subsidiary’s knowledge, Parent owns or licenses all Parent Proprietary Rights which are necessary for the business as now conducted and as contemplated to be conducted, and has the right to use such Parent Proprietary Rights without payment to a third party, other than in respect of the licenses disclosed in Schedule 4.10 of Parent Disclosure Schedules. Except as disclosed in Schedule 4.10 of Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of the Parent. Except as disclosed in Schedule 4.10 of Parent Disclosure Schedules, neither Parent nor Acquisition Subsidiary has any obligation to compensate any person for the use of any Parent Proprietary Rights nor has the Parent or Acquisition Subsidiary granted to any person any license or other rights to use in any manner any Parent Proprietary Rights. Except as disclosed in Schedule 4.10 of Parent Disclosure Schedules, all of the issued patents included in the Parent Proprietary Rights are valid and enforceable.

Section 4.11 Application of Takeover Protections. Except as described in Schedule 4.11 of the Parent Disclosure Schedules, there are no Takeover Protections that are or could become applicable to Parent or the Acquisition Subsidiary as a result of the Company, Parent and Acquisition Subsidiary fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of Parent’s issuance of the Merger Shares or any other warrant or option as specified in this Agreement.

Section 4.12 Disclosure. All disclosure provided by Parent and Acquisition Subsidiary to the Company regarding Parent and Acquisition Subsidiary, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on the behalf of Parent and Acquisition Subsidiary are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date hereof. To Parent’s and Acquisition Subsidiary’s knowledge, no event or circumstance has occurred or information exists with respect to Parent or Acquisition Subsidiary or their respective business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed. Parent and Acquisition Subsidiary acknowledge and agree that the Company has not made nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

Section 4.13 Manipulation of Price. Neither Parent nor Acquisition Subsidiary has, and to their knowledge no one acting on their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent or to facilitate the sale or resale of any of Parent Common Stock, (ii) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of Parent Common Stock or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Parent.

Section 4.14 Material Agreements. A list of the oral and written material agreements of each of Parent and Acquisition Subsidiary is set forth on Schedule 4.14 of the Parent Disclosure Schedules (each a “Parent Material Agreement”). Except as disclosed on Schedule 4.14 of the Parent Disclosure Schedules, each of Parent and Acquisition Subsidiary, to the extent applicable, and to Parent’s and/or Acquisition Subsidiary’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. Neither Parent nor Acquisition Subsidiary has knowledge of any breach or anticipated breach by the other party to any Parent Material Agreement to which the either Parent or Acquisition Subsidiary is a party

Section 4.15 Foreign Corrupt Practices. Neither Parent nor Acquisition Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of Parent or Acquisition Subsidiary has, in the course of its actions for, or on behalf of, Parent and Acquisition Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.16 OFAC. Neither Parent nor Acquisition Subsidiary (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17 Patriot Act. To the extent applicable, each of Parent and Acquisition Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

Section 4.18 Employee Relations. Neither Parent nor Acquisition Subsidiary is a party to any collective bargaining agreement or employs any member of a union. Parent and Acquisition Subsidiary believe that its relations with its employees are good. No executive officer of Parent and/or Acquisition Subsidiary has notified either Parent and/or Acquisition Subsidiary that such officer intends to leave or otherwise terminate such officer’s employment with the either Parent and/or Acquisition Subsidiary (as applicable). Parent and Acquisition Subsidiary were and are in compliance with all applicable laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent and/or Acquisition Subsidiary. There are no material complaints or charges against Parent or Acquisition Subsidiary pending or, to the knowledge of Parent or Acquisition Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Parent or Acquisition Subsidiary of any individual. Prior to the Closing, Parent will deliver a notice of termination of employment or engagement to each of the individuals listed in Schedule 4.18 of the Parent Disclosure Schedules.

Section 4.19 Environmental Laws. Parent and Acquisition Subsidiary (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.20 Tax Status. Each of Parent and Acquisition Subsidiary has timely made or filed all material income and all other tax returns, reports and declarations required by any taxing authority to which it is subject (unless and only to the extent that Parent and/or Acquisition Subsidiary is contesting in good faith such unpaid and unreported taxes and has set aside on its respective books provisions reasonably adequate for the payment of all unpaid and unreported taxes) all such tax returns have been prepared in compliance with all applicable Laws and all such tax returns are true, accurate and complete in all respects. Each of Parent and Acquisition Subsidiary has timely paid all material taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, other than in the ordinary course of business and liabilities which are reflected in the Parent’s and/or Acquisition Subsidiary’s Financial Statements. Neither Parent nor Acquisition Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Israeli, foreign, federal, state or local tax. None of Parent’s and/or Acquisition Subsidiary’s tax returns are presently being audited or the subject of any action, suit or Proceeding by any taxing Governmental Authority, and, to the best of Parent’s and/or Acquisition Subsidiary’s knowledge, no such audit, action, suit or Proceeding is being threatened against Parent and/or Acquisition Subsidiary by such taxing Governmental Authority. Each of Parent and Acquisition Subsidiary has made available to the Company true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 2011, and has delivered or made available to the Company all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Parent and/or Acquisition Subsidiary. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of either Parent or Acquisition Subsidiary. Neither Parent nor Acquisition Subsidiary is a party to nor is it bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

Section 4.21 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Parent and Acquisition Subsidiary or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Parent under applicable securities laws, on a registration statement on Form S-1, or similar forms, filed with the SEC relating to an issuance and sale by Parent of Parent Common Stock or this Agreement and the transactions contemplated hereby and which has not been publicly announced.

Section 4.22 Consents. Except as set forth in Schedule 4.22 of the Parent Disclosure Schedules, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority, or any other Person, is required in connection with the execution and delivery of, and the consummation of the transactions contemplated by this Agreement, except any filing required any applicable securities laws or regulations or as set forth herein.

Section 4.23 Broker’s and other Fees. Except as set forth in Schedule 4.23, neither Parent nor Acquisition Subsidiary has incurred, or will incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.24 Insurance. Each of Parent and Acquisition Subsidiary maintains third party liability, fire, theft, equipment and employee claim insurance and such other customary insurance policies of types and in amounts as necessary to conduct its business.

Section 4.25 Permits. Except as set forth on Schedule 4.25 of Parent Disclosure Schedules, each of Parent and Acquisition Subsidiary has all Material Permits necessary for the conduct of the business as now conducted. Neither Parent nor Acquisition Subsidiary is in material breach of or default under any of such Material Permits.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1 Publicity. Until the Merger Effective Time, no party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC or of the principal trading exchange or market for Parent Common Stock and with the performance of its obligations under Section 5.10A and as the Company reasonably determines to be necessary in order to comply with its obligations under Section 5.9; provided, however, that to the maximum extent practicable, Parent and the Company shall give prior notice thereof to the other, as applicable, and consult with each other regarding the same. Notwithstanding the foregoing, the parties shall issue a joint press release upon the execution and delivery of this Agreement and the Closing.

Section 5.2 Tax Returns; Cooperation. From and after the Closing, the Company, on the one hand, and Parent, on the other, will cooperate with each other and provide such information as the other party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax Proceeding. Such cooperation shall include making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. In addition, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Merger and the other Transactions contemplated by this Agreement.

Section 5.3 Tax Free Exchange. Each of Parent and the Company shall use its respective reasonable efforts to cause the Merger to qualify as a tax free exchange of the Merger Shares under the Code. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

Section 5.4 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent and the Company will work together to prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or blue sky, Israeli, Swedish securities laws or related Laws relating to the execution of this Agreement and the consummation of the Transactions, as well as under the stock exchange or trading system on which shares of Parent Common Stock are listed or quoted and such other governmental agencies as may require the filing of such other filings.

Section 5.5 Notices from Governmental Agencies. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other Parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement.

Section 5.6 Parent Directors and Officers.

(a) Directors. Immediately following the Merger Effective Time, Parent and the Parent Board shall take all necessary actions to ensure that the Parent Board shall consist of the directors of the Company as of the Merger Effective Time, plus Mr. Robert Cook as member of the Parent Board, as determined by Parent and the Company, subject to any limitations imposed by applicable law or the rules of the Eligible Market.

(b) Officers. Immediately following the Merger Effective Time, the officers of Parent shall consist of those individuals appointed by the Parent Board.

(c) Employees. Immediately following the Merger Effective Time, Parent and the Parent Board shall take all necessary actions to ensure that Mr. Robert Cook is retained as CFO and Mr. Stephane Allard is retained as Chief Medical Officer or such equivalent role.

Section 5.7 Letters of Transmittal.

A reasonable amount of time prior to the Merger Effective Time, Parent shall provide to each Existing Company Shareholder a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such shareholder as to the following matters: (a) such shareholder has full right, power and authority to deliver such Company Shares and Letter of Transmittal; (b) the delivery of such Company Shares will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such shareholder is bound or affected; (c) such shareholder has good, valid and marketable title to all Company Shares indicated in such Letter of Transmittal and that such shareholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Shares; (d) such shareholder is acquiring the Parent Common Stock for investment purposes and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities Laws of any state, subject to any limitations imposed by the Israeli Tax Ruling; (e) such shareholder has had an opportunity to ask and receive answers to any questions such shareholder may have had concerning the terms and conditions of the Merger and Parent Common Stock and has obtained any additional information that such shareholder has requested; and (f) such shareholder acknowledges that the stock certificates evidencing the shares of Parent Common Stock to be issued to such shareholder shall bear a restrictive legend customarily used in connection with restricted securities within the meaning of Rule 144 under the Securities Act. The Merger Shares shall be issued to such shareholder, only upon delivery to Parent (or an agent of Parent) of (x) certificates acceptable to Parent and its transfer agent evidencing ownership thereof as contemplated by Section 2.6(a) (or affidavit of lost certificate acceptable to Parent and its transfer agent) and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 5.7.

Section 5.8 Net liabilities. Parent will use best efforts to reduce outstanding payables, liabilities, commitments and contingent liabilities. In the event that Parent’s Specified Liabilities at Closing exceed $9,000,000, as increased after March 31, 2013 by an amount equal to one-half of the Adjustment, the Company shall be entitled to terminate the Agreement.

Section 5.9 Merger Proposal.

(a) As promptly as practicable (i) the Company and Acquisition Subsidiary shall cause a merger proposal (in the Hebrew language) (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law, (ii) each of the Company and Acquisition Subsidiary shall convene a shareholders’ meeting (the “Company General Meeting” and “Acquisition Subsidiary General Meeting”), and (iii) each of the Company and Acquisition Subsidiary shall deliver the Merger Proposal to the Companies Registrar. The Company and Acquisition Subsidiary shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after the Company and Acquisition Subsidiary shall have complied with the preceding sentence but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Acquisition Subsidiary shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b) Notice to creditors pursuant to Section 318 shall be provided as set forth below and each of the Company and, if applicable, Acquisition Subsidiary shall publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the Companies Registrar, the Company’s registered offices or at such other locations as Company shall determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (B) a popular newspaper in any foreign jurisdiction, no later than three Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar if the Company or Acquisition Subsidiary, as applicable, has any Material Creditor in such jurisdiction. For the purpose hereof “Material Creditor” means any creditor to which the Company or the Acquisition Subsidiary, as applicable, is indebted in an amount equal to the higher of NIS100,000 or an amount equal to 15% or more of the equity of the Company or the Acquisition Subsidiary, as applicable, or as such term is otherwise defined in the regulations promulgated under the Israeli Companies Law.

(c) Within four Business Days from the date of submitting the Merger Proposal to the Companies Registrar, the Company and Acquisition Subsidiary, as applicable, shall send a notice by registered mail to all of the Material Creditors that each is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 5.9(b).

Section 5.10 General Meetings.

(a) Promptly after the execution and delivery of this Agreement, the Company shall take all action necessary under all applicable legal requirements to convene, give notice of and hold a Company General Meeting to vote on the proposal to approve the Merger, this Agreement and the transactions contemplated hereby. In the event that Parent, or any “affiliate” thereof (as such term is defined in the Israeli Companies Law), shall cast any votes in respect of the Merger, Parent shall, prior to such vote, disclose to Company its interest or its affiliates respective interests in such shares so voted and any votes by such shares shall not be counted with respect to such Company General Meeting. Required under applicable law The Company may adjourn or postpone the Company General Meeting if, as of the time for which the Company General Meeting is originally scheduled there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting. Without derogating from Section 6.3 below, the Board of Directors of the Company shall note to the Company’s shareholders its approval and recommendation for approval by the shareholders of the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Board of Director’s declaration that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and conditions set forth in this Agreement.

(b) Parent (as the sole shareholder of Acquisition Subsidiary) shall approve the Merger at an Acquisition Subsidiary General Meeting.

(c) Each of the Company and Acquisition Subsidiary shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of the respective General Meetings with respect to the Merger within three days following the adoption of the respective resolution but in any event not later than 50 days following the delivery of the Merger Proposal to Companies Registrar.

Section 5.10A Parent Stockholders Meeting. Promptly after the date of this Agreement, Parent shall call a special meeting of its stockholders to consider and vote upon the approval of the Reverse Split and the Charter Amendments in accordance with the Parent Articles and By-Laws and applicable Delaware law. Parent shall recommend to its stockholders the approval of the Reverse Split and the Charter Amendments and any other matters necessary to complete the Merger and shall use its best efforts to solicit and obtain the requisite vote of approval. In connection therewith, Parent shall promptly prepare and disseminate, subject to the Company’s review and approval, preliminary and definitive proxy materials in accordance with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall promptly retain a proxy solicitor reasonably satisfactory to the Company to solicit proxies from the stockholders of Parent in favor of the matters being voted upon at the Parent Stockholders Meeting, which proxy solicitor shall continue to solicit proxies at Parent’s expense until the termination of this Agreement or the completion of the Parent Stockholders Meeting and any adjournments thereof, whichever is earlier. At the Company’s election, to be made in a timely manner so as not to delay the filing of the proxy statement, the proxy statement shall be included in a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended (the “Securities Act”).

Section 5.11 Notification. Either party shall give prompt notice to the other party upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Each party to this Agreement shall promptly inform the other parties of any communication to or from the Israeli Restrictive Trade Practices Commissioner, the OCS, the Israel Securities Authority, the Companies Registrar or any other Governmental Authority regarding the Merger or any of the other Transactions contemplated by this Agreement.

Section 5.12 Israeli Approvals.

(a) Government Filings. Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Authority with respect to the Merger. Without limiting the generality of the foregoing:

(i) the Company and Acquisition Subsidiary shall file the relevant documents with the Israeli Companies Registrar in order to obtain the Certificate of Merger in accordance with the terms of Section 2.2; and

(ii) the Company shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, any other consents that may be required in connection with the Merger, including without limitation, those listed on Schedule 3.22 of the Company Disclosure Schedules and including approval of the OCS. In this connection, if required, Parent shall provide to the OCS any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS laws and regulations and confirm to the OCS that the Company shall continue after the Merger Effective Time to operate in a manner consistent with its previous undertakings to the OCS.

(b) Israeli Income Tax Ruling. The parties acknowledge that the Company has caused its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling: (i) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger subject to the restrictions imposed on the Existing Company Shareholders and the Parent pursuant to Section 103(k) or 104(h) of the Israeli Tax Ordinance (provided, however, that any ruling under Section 103(k) cannot impose any restrictions on the transferability by the holders thereof of any shares of Parent Common Stock or other securities of Parent issued and outstanding immediately prior to the Closing), and (ii) confirming that the conversion of the Company Options into the Assumed Options will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the warrants or options issued in exchange of the Company Options and Company Warrants, or in the event of Assumed Options which are part of a “Section 102 Plan,” until the actual sale of the shares of Parent Common Stock by the option holders (the “Israeli Income Tax Ruling”). The Company shall use reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings.

Section 5.13 Indemnification and D&O Insurance.

(a) Indemnification of Parent, Acquisition Subsidiary and Company directors and officers. From and after the Closing, Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Parent, Acquisition Subsidiary and Company pursuant to any indemnification agreements between Parent, Acquisition Subsidiary or Company and its directors and officers in effect immediately prior to the Merger Effective Time and any indemnification provisions under the Parent Articles or Company Articles to the maximum extent permitted by law. The Parent Articles and the Articles of Association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the D&O Indemnified Parties (defined below) as those contained in the Parent Articles or Company Articles, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Merger Effective Time, were directors, officers, employees or agents of Parent, Acquisition Subsidiary or the Company, unless such modification is required by Law.

(b) D&O Insurance. Parent will, or will cause the Surviving Corporation to, purchase, for each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Parent, Acquisition Subsidiary or the Company (the “D&O Indemnified Parties”), an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Parent or a substitute policy with coverage on customary terms and conditions for companies similar to Parent, upon which Parent and the Company shall mutually agree in writing within 30 days from the date hereof (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing, or provides tail coverage with respect thereto.

(c) Existing Rights. The provisions of this Section 5.13 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent, Acquisition Subsidiary and the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d) Successors. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.13. Parent shall cause the Surviving Corporation to perform all of the obligations of the Parent and the Surviving Corporation under this Section 5.13.

Section 5.14 Conduct of Business. During the period from the date of this Agreement to the Merger Effective Time, each of Parent and the Company shall:

(i) conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other party, which consent will not be unreasonably withheld; and

(ii) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

Section 5.15 Prohibited Actions Pending Closing. Except as provided in this Agreement, during the period from the date of this Agreement to the Merger Effective Time, neither the Company nor Parent shall, without the prior written consent of the other Party:

(i) amend or otherwise change their respective Articles of Association or Articles of Incorporation, as the case may be, or other governing documents;

(ii) other than the Reverse Split or as a result of the exercise or conversion of outstanding stock options, warrants or shares of preferred stock, declare, set aside, make or pay any dividend or other distribution to their respective shareholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any reverse stock split, split-up or any recapitalization or make any changes in the amount of their authorized or issued capital stock;

(iii) other than the AmiKet Transaction by Parent and under terms acceptable to the Company, sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of their respective assets or properties, other than any assets or properties where such sale, license or disposition occurs or is to occur in the ordinary course of their respective business consistent with past practice;

(iv) take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated hereby; or

(v) other than in connection with the Private Placement or in connection with the delivery of a fairness opinion to Parent’s Board of Directors, pay any finders or investment bankers’ fees in connection with the transactions contemplated by this Agreement.

Section 5.16. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this Section 5.16 shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

Section 5.17 Initial Listing Application. After the execution of this Agreement, Parent shall use its best efforts, to the extent allowed under the rules of each Eligible Market, to prepare all filings and other documents necessary to be filed with each Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on each Eligible Market, conduct ongoing negotiations with each Eligible Market with the participation of the Company and its counsel with respect to such listing and perform all acts requested by each Eligible Market to the satisfaction of the Company and its counsel.

Section 5.18 Financial Statements.

(a) The parties shall have initiated or maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The parties shall disclose to the parties’ respective outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect such party’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in each of the Parent and the Company’s internal controls over financial reporting.

(b) The Company shall use its best efforts to deliver the Company Financial Statements to Parent by January 31, 2013. Company acknowledges that Parent cannot file the preliminary proxy materials referred to in Section 5.10A hereof with the SEC until the Company Financial Statements have been made available to Parent.

(c) In connection with Parent’s preparation of the preliminary and definitive proxy materials referred to in Section 5.10A, Parent and the Company, subject to Company’s control, review and approval on all information relating to the Company, the Surviving Corporation and Israeli Law requirements, shall cooperate in the preparation of any pro forma financial information required by the Exchange Act for inclusion therein, as well as required by the Securities Act for inclusion in the Private Placement Memorandum in connection with the Private Placement and by applicable Israeli law for inclusion in the Merger Proposal.

Section 5.19 Private Placement. Parent and Company shall commence the Private Placement promptly after the execution of this Agreement and, led by the Lead Investment Bank and subject to the Company’s control, will prepare the Private Placement Memorandum. Any funds raised in the Private Placement will dilute the Existing Company Shareholders and the stockholders of Parent on a pro rata basis since the securities issued in the Private Placement will be converted into shares of Parent Common Stock immediately following the Closing. The use of proceeds of the Private Placement shall be in accordance with a budget to be approved by the board of Parent immediately following the Closing.

Section 5.20 Access to Parent and Acquisition Subsidiary. Parent shall afford to the Company and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent and make available all properties, books, records, contracts and documents of Parent and Acquisition Subsidiary, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Acquisition Subsidiary; and Parent shall furnish or cause to be furnished to the Company and its authorized representatives all such information with respect to the business and affairs of Parent and Acquisition Subsidiary as the Company and its authorized representatives may request and make the officers, directors, employees, auditors and counsel of Parent and Acquisition Subsidiary available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

Section 5.21 Access to the Company. The Company shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to the Company and make available all properties, books, records, contracts and documents of the Company, and an opportunity to make such investigations as it shall reasonably desire to make of the Company; and the Company shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Company as Parent and its authorized representatives may request and make the officers, directors, employees, auditors and counsel of the Company available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

Section 5.22 Loans by either Parent or Company. Funds raised by either Company or Parent through one or more closings under the Private Placement prior to the Closing, shall dilute the Existing Company Shareholders and the stockholders of Parent in accordance with the Ratio. The Company and Parent will negotiate the terms on which Parent or Company, respectively, will advance a portion of the proceeds thereof to the other party to fund its operations and transaction costs prior to the Closing by a loan mechanism bearing interest at Libor plus 3%.

Section 5.23 Securities Law Matters. The parties agree to cooperate with each other in registering the issuance of the Merger Shares to the holders of Company Shares or qualifying the issue of the Merger Shares to the holders of Company Shares under Section 4(2) and/or Regulation S and/or Regulation D, in each case, under the Securities Act and in complying with all state and other securities laws in respect thereto (including the laws of the State of Israel), and in connection therewith, to assist in the preparation of any offering materials to be delivered by Parent to the shareholders of the Company. Neither party, nor any of its agents is or shall be authorized to act on the other party’s behalf with respect to any aspect of the transactions contemplated by this Agreement or make any solicitations of or representations to any of the shareholders of the other party on its behalf. Neither this Agreement nor any other by either party shall be deemed an offer with respect to the Merger Shares or any other securities of either party.

Section 5.24 Listing. Parent and the Company will use their respective best efforts following the Closing to satisfy either the NASDAQ or the NYSE MKT general listing requirements, and will commence and coordinate preparation of the relevant listing application materials prior to the Closing.

Section 5.25 Registration Obligations. The Parent shall file a Registration Statement on From S-4 in connection with the Parent’s proxy statement or a resale registration on Form S-1 immediately upon the Closing for the registration of the shares of Parent Common Stock being received pursuant to the Merger by holders of Company Shares, the form and timing of such registration statement to be determined in the sole discretion of the Company by notice provided to the Parent prior to the filing of the proxy statement with the SEC and in a timely manner so as not to delay the filing of such proxy statement.

Section 5.27 MidCap Loan. Parent and the Company shall negotiate with MidCap the terms of the MidCap Loan Agreement in accordance with the provisions of the MidCap Commitment Letter.

ARTICLE VI
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 6.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Shareholder Approval; Board Approval. The Merger shall have been duly approved by (i) the requisite vote of the outstanding Company Shares entitled to vote thereon in accordance with Israeli law (the “Company Shareholder Approval”); and (ii) the Company Board according to Section 6.3. The Reverse Split and the Charter Amendments shall have been approved by the requisite vote of the outstanding shares of capital stock of Parent entitled to vote thereon.

(b) No Material Adverse Change. No event shall have occurred which would have a Material Adverse Effect on either of the Company or Parent.

(c) Governmental Authorities Approvals. All Governmental Authorities approvals required for the consummation of the Merger shall have been obtained including, without limitation, all Israeli Governmental Authorities approvals such as the Certificate of Merger, approval of the OCS, the Israeli Income Tax Ruling and the Israeli Commissioner of Restrictive Trade Practices required by applicable Law.

Section 6.2 Conditions Precedent to Obligations of Parent and Acquisition Subsidiary. Parent’s and Acquisition Subsidiary’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be satisfactory in form and substance to Parent and Acquisition Subsidiary. The Company shall furnish to Parent and Acquisition Subsidiary such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.2 as Parent or its counsel may reasonably request.

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article III shall be accurate and complete in all material respects after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Company Material Adverse Effect.

(b) Actions. No action or Proceeding is pending or threatened by or before any Governmental Authority, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect any substantial damages arising out of the Transactions.

(c) Miscellaneous Closing Documents. Parent and Acquisition Subsidiary shall have received the following:

(i) copies of resolutions of the Company and the shareholders of the Company, certified by the Secretary or chief executive officer of the Company, authorizing and approving the execution, delivery and performance of the Transaction Documents;

(ii) A certificate of the Company’s Chief Executive Officer certifying as of the Closing Date as to the number of Company Shares issued and outstanding and the number of Company Shares underlying outstanding options, warrants and other convertible securities;

(iii) receipt from the Company of the Additional Consents on or prior to December 15, 2012; and

(iv) and such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(d) Parent Stockholder Approval. The Reverse Split and the Charter Amendments shall have been approved by the stockholders of Parent.

(e) Private Placement. The Private Placement shall have been completed resulting in gross proceeds to Parent and/or the Company of at least $2,500,000.

(f) Issuance of the Merger Shares. The Merger Shares shall have been registered pursuant to a Registration Statement on Form S-4 declared effective by the SEC or the issuance of the Merger Shares to the Existing Company Shareholders shall qualify as an exempt transaction under Section 4(2) of the Securities Act and/or Regulation S and/or Regulation D promulgated thereunder and shall be exempt from registration under the federal securities laws and all state and other securities laws, including the securities laws of the State of Israel. The parties and their counsel shall have been provided with completed investment questionnaires from the Existing Company Shareholders and any other information necessary for such parties and their counsel reasonably to have concluded that the issuance of the Merger Shares is in full compliance with applicable securities laws.

(g) Company Shareholder Approval. The Existing Company Shareholders shall have approved the Merger Proposal at the Company General Meeting.

Section 6.3 Conditions Precedent to Obligation of the Company. The Company’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter are subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Subsidiary shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.3 as the Company may reasonably request.

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Material Adverse Effect on Parent.

(b) Actions. No action or Proceeding is pending or threatened by or before any Governmental Authority, arbitrator, or mediator that seeks to restrain, prohibit, invalidate or collect any substantial damages arising out of the Transactions.

(c) Director and Officer Resignations. All the directors and officers of Parent shall have delivered to Parent and the Company an executed resignation letter with an effective date and time agreed upon by the Company, except as otherwise contemplated by Section 5.6.

(d) Miscellaneous Closing Documents. The Company shall have received the following:

(i) Copies of resolutions of Parent’s and Acquisition Subsidiary’s respective board of directors and shareholders, certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Transaction Documents;

(ii) A certificate of Parent’s transfer agent and registrar certifying as of the Closing Date as to the number of shares of Parent Common Stock issued and outstanding; and a certificate of Parent’s Chief Financial Officer certifying as of the Closing Date as to the number of shares of Parent Common Stock underlying outstanding options and warrants, and

(iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(iv) Receipt of ratification notice by the Acquisition Subsidiary of this Agreement within 15 days from the date hereof.

(e) Israeli Income Tax Ruling. The Company shall have obtained the Israeli Income Tax Ruling.

(f) Parent Stockholder Approval and Acquisition Subsidiary Shareholder Approval. The Reverse Split and the Charter Amendments shall have been approved by the stockholders of Parent and the Merger shall have been approved by Parent, as the sole shareholder of Acquisition Subsidiary.

(g) Private Placement. The Private Placement shall have been completed resulting in gross proceeds to Parent and/or the Company of at least $2,500,000.

(h) Issuance of the Merger Shares. The Merger Shares shall have been registered pursuant to a Registration Statement on Form S-4 declared effective by the SEC or the issuance of the Merger Shares to the Existing Company Shareholders shall qualify as an exempt transaction under Section 4(2) of the Securities Act and/or Regulation S and/or Regulation D promulgated thereunder and shall be exempt from registration under the federal securities laws and all state and other securities laws, including the securities laws of the State of Israel. The parties and their counsel shall have been provided with completed investment questionnaires, to the extent reasonably necessary, from Existing Company Shareholders and any other information necessary for such parties and their counsel reasonably to have concluded that the issuance of the Merger Shares is in full compliance with applicable securities laws.

(i) Reverse Split; Charter Amendments. The Reverse Split shall have occurred and the Charter Amendments shall have been duly filed with the Delaware Secretary of State.

(j) Swedish Governmental Authorities Approvals. All required Swedish approval required under any Swedish Securities Laws have been obtained by Parent.

ARTICLE VII
SURVIVAL

Section 7.1 Survival. The representations, warranties, covenants and agreements made or deemed made by any party to another shall not survive the Merger Effective Time but shall terminate as of the Merger Effective Time.

ARTICLE VIII
[RESERVED]
ARTICLE IX
CLOSING

Section 9.1 Closing. The closing of the Merger (the “Closing”) shall occur at the offices of Horn & Co. – Law Offices on such date mutually agreeable to the parties hereto (the “Closing Date”) which shall be no later than the later to occur of (i) the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the Merger Effective Time.

Section 9.2 Deliveries. As promptly after the Closing as practicable and subject to the provisions of Section 2.6, Parent shall deliver to each Existing Company Shareholder the certificates representing the Merger Shares to be issued pursuant to the provisions of Section 2.5 and to the holders of Company Options and Company Warrants substituting options and warrants as applicable pursuant to the provisions of Section 2.8. Such presentment for delivery shall be against delivery to Parent and Acquisition Subsidiary of the certificates, opinions, agreements and other instruments referred to in Section 6.2. All of the other documents, instruments, certificates and agreements referenced in Section 6.2 will also be executed and delivered as described therein.

ARTICLE X
TERMINATION; NON-SOLICITATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if:

(i) (A) The Merger Effective Time shall not have occurred on or before March 31, 2013 (the “End Date”); provided that the End Date shall be automatically extended for three months if (1) the proxy statement or Registration Statement on Form S-4 is not mailed/declared effective by February 12, 2013 and therefore requires the inclusion of financial statements of Parent or the Company for the year ended December 31, 2012 that have not been completed by January 31, 2013 or (2) on the End Date, only the condition set forth in Section 6.3(e) (Israeli Income Tax Ruling) shall not have been satisfied, and (B) the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii) (A) Any Governmental Authority of competent jurisdiction that must grant an approval of the Merger or the issuance of the Merger Shares has denied such approval and such denial has become final and nonappealable or (B) any Governmental Authority of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger or the issuance of the Merger Shares and such injunction, judgment, order or other action is or shall have become final and nonappealable; or

(iii) Parent’s shareholders shall have refused to grant the Parent shareholder approval contemplated by this Agreement or the transactions;

(c) By Parent:

(i) If the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Sections 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 10.1(c), (A) Parent shall deliver written notice to the Company no fewer than 10 days prior to the date of termination stating Parent’s intention to terminate this Agreement pursuant to Section 10.1(c) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by the Company prior to the End Date, then Parent shall not terminate this Agreement pursuant to this Section 10.1(c); provided, that the Company continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(c) if it shall have materially breached this Agreement).

(ii) If an event shall have occurred which would have a Material Adverse Effect on the Company.

(iii) The Company does not deliver to Parent the Company Financial Statements on or before January 31, 2013.

(d) By the Company:

(i) If Parent or Acquisition Subsidiary shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 10.1(d), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company’s intention to terminate this Agreement pursuant to Section 10.1(d) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by Parent or Acquisition Subsidiary, as applicable, prior to the End Date, then the Company shall not terminate this Agreement pursuant to this Section 10.1(d); provided, that Parent and Acquisition Subsidiary continue to use their respective commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement).

(ii) If an event shall have occurred which would have a Material Adverse Effect on Parent or Acquisition Subsidiary.

(iii) In the event that Parent’s Specified Liabilities at the Closing exceeds $9,000,000 (as increased after March 31, 2013 by an amount equal to one-half of the Adjustment), the Company shall have a right to terminate the Agreement.

Section 10.2 No Solicitation. Except as set forth herein, unless and until this Agreement shall have been terminated pursuant to and in compliance with this Article X, neither the Company nor the Parent shall, nor shall it authorize its officers, directors, affiliates, agents, employees, representatives or advisors to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than the other parties hereto and their respective Affiliates) relating to (A) any acquisition or purchase of all or substantially all the assets of the Company or Parent, or of any class of equity securities of the Company or Parent, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the other party hereto of the transactions contemplated by this Agreement (collectively, “Acquisition Proposals”), or agree to, recommend or endorse any Acquisition Proposal, (ii) enter into or execute any agreement with respect to any of the foregoing or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing.

Section 10.3 Liability. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall terminate and there shall be no other liability on the part of the Company or Parent to the other. Notwithstanding the foregoing, in the event of an intentional breach of this Agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service or sent by facsimile transmission or email, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, one Business Day after timely delivery to the overnight courier service, if delivered by overnight courier service, or upon receipt when delivery is made by facsimile transmission or email:

If to Parent or Acquisition Subsidiary, to:

EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: Robert W. Cook, President and Chief Financial Officer
Phone: (914 606- 3572
Fax: (914) 606-3501
Email: rcook@epicept.com

With a copy to:

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, NY 10017
Attn: Adam D. Eilenberg, Esq.
Phone: 212-994 4766
Fax: 212-986-2399
Email: ade@eklawllp.com

And

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Round Building
Tel Aviv 67021 Israel 67021
Attn: Daniel Gamulka, Esq.
Phone: 972-3-607-4474

Fax: 972-3-607-4422

Email: daniel@gkh-law.com

If to the Company or the Surviving Corporation, to:

Immune Pharmaceuticals Ltd.
15 Aba Eban Avenue
P.O.B. 12106
Industrial Zone Herzliya-Pituach, 46733, Israel
Attn: Dr. Daniel Gedeon Teper, CEO
Fax: 972.9.88.666 13
Email: daniel.teper@immunepharma.com

With a copy to:

Horn & Co.

5 Azrieli Center

Square Tower, 40th Floor

Tel Aviv 67021, Israel

Attention: Yuval Horn, Adv.

Phone: 972.3.637.8200

Fax: 972.3.637.8201

Email: yhorn@hornlaw.co.il

And

Greenberg Traurig LLP
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Phone: 305.579.0500
Fax: 305.579.0717
Attention: Robert L. Grossman, Esq.

Email: grossmanb@gtlaw.com

Section 11.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior oral or written agreements and undertakings between the parties with respect to such subject matter. Neither this Agreement nor any of the terms or provisions hereof is binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

Section 11.3 Expenses. Each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 11.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.5 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither the Company, Parent nor Acquisition Subsidiary shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the Company (in the case of Parent and Acquisition Subsidiary) or Parent (in the case of the Company), which written shall not be unreasonably withheld or delayed, and any such transfer or assignment without such written consent shall be void.

Section 11.6 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

Section 11.8 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 11.9 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 11.10 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Israel without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Israel to the rights and duties of the parties. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Chamber of Commerce (“ICC”) Arbitration Rules as at present in force and shall be held at London, England in the English language by one arbitrator.

Section 11.11 Specific Performance; Remedies. Each of Parent and the Company acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent, Acquisition Subsidiary and the Company agrees that the other party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

Section 11.12 No Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

Section 11.13 Amendment and Waivers. This Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Parent, Acquisition Subsidiary and the Company, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Parent and Acquisition Subsidiary at any time prior to the Merger Effective Time; provided, that notwithstanding the foregoing, after the Existing Company Shareholders approve and adopt this Agreement and the Merger, no amendment to this Agreement may be made that would reduce the amount of or change the Merger Shares or otherwise would require the Existing Company Shareholders to approve such amendment under Israeli Law, unless the Existing Company Shareholders approve such amendment in accordance with Israeli Law. Amendments to this Agreement must be in writing and signed by the Parties.

Section 11.14 Electronic Signatures.

(a) Execution on Paper. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Section 7001 et seq.), the Uniform Electronic Transactions Act or any other Law relating to or enabling the creation, execution, delivery or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Company, Acquisition Subsidiary and Parent, neither the Company, Parent or Acquisition Subsidiary will be deemed to have executed a transaction document or other document contemplated thereby (including any amendment or other change thereto) unless and until such party shall have executed such transaction document or other document on paper by a handwritten original signature or any other symbol executed or adopted by that party with the current intention to authenticate such transaction document or such other document contemplated.

(b) Electronic Delivery. Delivery of a copy of a transaction document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

Section 11.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first set forth above.

EPICEPT CORPORATION

By:
Name:
Title: President

EPICEPT ISRAEL LTD., in formation

BY: EPICEPT CORPORATION

By:
Name:
Title: President

IMMUNE PHARMACEUTICALS LTD.

By:
Name: Dr. Daniel Gedeon Teper
Title: Chief Executive Officer